Exibit 99

Contacts:	Thomas F. Kirk	(512) 777-3800
	George E. McHenry	(512) 777-3800
	Thomas C. Hofmeister	(512) 777-3800

News Release

Hanger Orthopedic Group Reports First Quarter Results

•                  Adjusted Diluted EPS of $0.19; GAAP Diluted EPS $0.18;

•                  Increases Full Year EPS Guidance To $1.66 to $1.71;

•                  Reaffirms Full Year Revenue Guidance of $945 million to $955 million

AUSTIN, Texas,  April 27, 2011 — Hanger Orthopedic Group, Inc. (NYSE:HGR) announced net sales of $200.4 million for the quarter ended March 31, 2011, an increase of $22.1 million, or 12.4%, from $178.3 million for the first quarter of 2010.  Adjusted diluted earnings per share, which excludes the costs to relocate the Company’s corporate headquarters, were $0.19 for the first quarter of 2011, an 18.8% increase compared to $0.16 in the same period in 2010.  The Company incurred relocation costs of $0.4 million and $2.1 million in the three months ended March 31, 2011 and 2010, respectively. Including the relocation costs, diluted earnings per share were $0.18 and $0.12 for the quarter ended March 31, 2011 and 2010.

The $22.1 million increase in sales for the first quarter of 2011 was primarily the result of a $15.9 million increase from the therapeutic solutions segment resulting principally from the acquisition of Accelerated Care Plus, a $1.6 million or 7.5% increase from the Company’s distribution segment, a $0.3 million or 0.2% increase in same-center sales in the patient care centers and a $4.3 million increase due to acquisitions in the patient care segment.  Income from operations for the quarter ended March 31, 2011 was $18.4 million compared to $14.2 million in the prior year.  Excluding relocation costs, income from operations increased 15.3% to $18.8 million for the three months ended March 31, 2011 from $16.3 million in the first quarter of 2010.

Net cash used in operations improved $0.6 million in the first quarter of 2011 compared to 2010.  During the first quarter of 2011, we paid out approximately $4.8 million more in incentive compensation as compared to the same period in the prior year.  During March 2011, the Company amended its existing Credit Agreement to lower the applicable interest rates and modify certain other covenants. The amendment (i) reduced the interest rate margin applicable to the term loan under the Credit Agreement by 0.75% to 3.00% and

(ii) reduced the LIBOR floor applicable to the term loan under the Credit Agreement from 1.50% to 1.00%.  The Company estimates that the changes will increase EPS by $0.03 during fiscal 2011 and has adjusted guidance accordingly. As of March 31, 2011, the Company had $106.3 million in total liquidity, which included $19.7 million of cash and $86.6 million available under the revolving credit facility.  The $86.6 million available from the revolving credit facility is net of letters of credit of $3.4 million and borrowings of $10.0 million.

“This quarter our patient care centers were challenged with an extended period of bad weather affecting many parts of the country. Our team rose to the occasion by controlling  expenses, which allowed us to meet our EPS target and to deliver double-digit earnings growth for the quarter,” commented Thomas F. Kirk, President and Chief Executive Officer of Hanger Orthopedic Group.  Mr. Kirk added, “We are comfortable with the prospects for growth in our patient care business for the remainder of 2011.  The assimilation of ACP into the Hanger family is progressing as planned. As a result, we remain optimistic about the balance of the year.”

The Company has substantially completed the relocation of its corporate headquarters from Bethesda, Maryland to Austin, Texas. The cost of the move is reported as a separate component of income from operations.  The Company anticipates incurring $1.0 to $2.0 million of additional costs in 2011 as the final employee moves are completed.

For 2011, Hanger is increasing guidance. The Company continues to expect full year revenues of between $945 million and $955 million and has increased the expected range of adjusted diluted EPS to $1.66 to $1.71, from $1.63 to $1.68, due to the expected impact of the amendment to the Credit Agreement. As in past years, the Company has a goal to increase operating margins by 20-40 basis points in its core business. The Company expects to generate cash flow from operations of $85-$95 million and plans to invest $40-$50 million in new capital additions to fund its core businesses, ACP’s continued expansion and the development of a comprehensive electronic practice management system.

About Hanger — Hanger Orthopedic Group, Inc., headquartered in Austin, Texas, is the world’s premier provider for services and products that enhance human physical capability. Hanger provides orthotic and prosthetic patient care services, distributes O&P devices and components and provides therapeutic solutions to the broader post-acute market.  Hanger is the largest owner and operator of orthotic and prosthetic patient care centers, with in excess of 675 O&P patient care centers located in 45 states and the District of Columbia.  Hanger, through its subsidiary Southern Prosthetic Supply, is also the largest distributor of branded and private label O&P devices and components in the United States.  Hanger provides therapeutic solutions through its subsidiaries Innovative Neurotronics and Accelerated Care Plus.  Innovative Neurotronics introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide.  Accelerated Care Plus is a developer of specialized rehabilitation technologies and the nation’s leading provider of evidence-based clinical programs for post-acute rehabilitation, serving more than 4,000 long-term care facilities and other sub-acute rehabilitation providers throughout the U.S.  For more information on Hanger, visit www.hanger.com.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Hanger Orthopedic Group, Inc

(in thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Income Statement:
Net sales	$200,439	$178,316
Cost of goods sold - materials	58,108	53,650
Personnel costs	78,889	68,769
Other operating expenses	37,390	35,315
Relocation expenses	376	2,059
Depreciation and amortization	7,292	4,311
Income from operations	18,384	14,212
Interest expense	8,379	7,542
Income before taxes	10,005	6,670
Provision for income taxes	3,792	2,668
Net income	$6,213	$4,002

Basic Per Common Share Data:
Net income	$0.19	$0.13
Shares used to compute basic per share amounts	33,360,840	31,881,750

Diluted Per Common Share Data:
Net income	$0.18	$0.12
Shares used to compute diluted per share amounts	34,134,067	32,926,033

Reconciliation of GAAP financial measures to Non-GAAP financial measures

Income from Operations	$18,384	$14,212
Relocation expenses	376	2,059
Adjusted Income from Operations	$18,760	$16,271

Net income	$6,213	$4,002
Relocation expenses, net of taxes	229	1,235
Adjusted net income	$6,442	$5,237

Adjusted net income per diluted share	$0.19	$0.16

	Three Months Ended
	March 31,
	2011	2010
Income Statement as a % of Net Sales:
Net sales	100.0%	100.0%
Cost of goods sold - materials	29.0%	30.1%
Personnel costs	39.4%	38.6%
Other operating expenses	18.7%	19.9%
Relocation expenses	0.2%	1.2%
Depreciation and amortization	3.6%	2.4%
Income from operations	9.1%	7.8%
Interest expense	4.2%	4.2%
Income before taxes	4.9%	3.6%
Provision for income taxes	1.9%	1.5%
Net income	3.0%	2.1%

Adjusted income from operations	9.4%	9.1%
Adjusted net income	3.2%	2.9%

Hanger Orthopedic Group, Inc

( in thousands, except for statistical data)

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Cash Flow Data:
Cash flow used in operations	$(11,495)	$(12,073)
Capital expenditures	$5,387	$7,914
Decrease in cash and cash equivalents	$(16,642)	$(20,492)

	March 31, 2011	December 31, 2010
Balance Sheet Data:
Cash and cash equivalents	$19,666	$36,308
Days Sales Outstanding (DSO’s)	47	52
Working Capital	$194,142	$185,799
Total Debt	$518,220	$508,684
Shareholders’ Equity	$373,688	$364,427

	Three Months Ended
	March 31,
	2011	2010
Revenue mix:
Patient-care services	80.2%	87.6%
Distribution	11.7%	12.2%
Therapeutic solutions	8.1%	0.2%

Payor mix:
Commercial and other	59.6%	59.4%
Medicare	28.3%	28.3%
Medicaid	6.6%	6.8%
VA	5.5%	5.5%

Management relies on the non-GAAP items as the primary measures to review and assess operating performance and management teams. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  Management and investors also review the non-GAAP items to evaluate the Company’s overall performance and to compare its current operating results with corresponding periods and with other companies in the health care industry. You should not consider the non-GAAP items in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because the non-GAAP items are not measures of financial performance under accounting principles generally accepted in the United States and are susceptible to varying calculations, they may not be comparable to similarly titled measures of other companies.  Adjusted net income, EBITDA and adjusted EBITDA are the non-GAAP financial measures.